Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee Cole, Chairman, President and Chief Executive Officer
Calavo Growers, Inc., (805) 525-1245

CALAVO GROWERS, INC. DECLARES 95 CENTS PER SHARE

ANNUAL CASH DIVIDEND

Distribution Increases 5 Cents Per Share

from Last Year, Reflecting Continued Commitment

to Delivering Shareholder Returns

SANTA PAULA, Calif. (Oct. 4, 2017)–Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of value-added fresh food, today announced that its board of directors declared a $0.95 per share annual cash dividend on its common stock.

The board set Dec. 8, 2017 as the payment date to all shareholders of record as of Nov. 17, 2017.

The distribution of $0.95 per share represents a 5.6 percent increase from last year and marks the company’s sixth consecutive annual cash dividend increase. This is also the 16th consecutive annual payout by Calavo since 2002, when its shares became publicly traded on the Nasdaq Market, during which time the dividend has increased 375 percent.

Chairman and Chief Executive Officer Lee E. Cole stated: “The decision by Calavo’s board of directors to return approximately $16.7 million to shareholders, equal to 95 cents per share, via our annual cash dividend is indicative of our confidence in the prospects ahead and commitment to rewarding our stockholders. We remain focused on balancing dual objectives of delivering annual cash dividends while also reinvesting profits to fund the expansion of our business. This dividend increase and our recent growth-oriented investments reflect our board’s optimism and confidence about Calavo’s future course.”

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Calavo Growers, Inc. Declares 95 Cent Annual Dividend/2-2-2-2

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. The company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus and salsa under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation and Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on international products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Calavo Growers, Inc.

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